U.S. WIRELESS DATA, INC.

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION


     FIRST: That the name of the Corporation is U.S. Wireless Data, Inc.

     SECOND: That the text of the Amendment to the Articles of Incorporation of the Corporation (a) removing all shares of previously designated Series A Preferred Stock from the status of outstanding shares and returning such shares to the status of authorized and unissued shares of undesignated preferred stock and (b) amending the designations, preferences, limitations and relative rights of the Series B Preferred Stock is set forth on Exhibit A attached hereto and is incorporated herein by reference.

     THIRD: That the Amendment was adopted on January 4, 2000.

     FOURTH: That the Amendment was duly adopted by the Board of Directors of the Corporation.

     IN WITNESS WHEREOF, U.S. Wireless Data, Inc. has caused these Articles of Amendment to be duly executed this 2ND day of March, 2000.

                                              U.S. Wireless Data, Inc.


                                              By: /s/ Dean M/ Leavitt
                                                  --------------------------
                                                  Dean M. Leavitt,
                                                  Chief Executive Officer
ATTEST:

/s/ Charles I. Leone
------------------------
Charles I. Leone,
Secretary

                                    Exhibit A

                    REMOVAL FROM DESIGNATION OF ALL SHARES OF
                         SERIES A CUMULATIVE CONVERTIBLE
                           REDEEMABLE PREFERRED STOCK

          U.S. Wireless Data, Inc., a Colorado corporation (the "Corporation"), hereby removes from designation all shares of its previously designated Series A Cumulative Convertible Redeemable Preferred Stock (the "Series A Preferred Stock"), for the reasons set forth below:

          1. On February 9, 1998, the Corporation filed Articles of Amendment to it Articles of Incorporation designating a total of Four Million shares of its no par value preferred stock as Series A Preferred Stock.

          2. The Corporation issued a total of 3,060,000 shares of Series A Preferred Stock, but did not issue any of the remaining designated shares of Series A Preferred Stock.

          3. The Corporation has exchanged all outstanding shares of Series A Preferred Stock for shares of its no par value Common Stock and there remain no shares of Series A Preferred Stock outstanding, and the Corporation has no plans to issue or reissue any shares of Series A Preferred Stock.

          4. There is therefore removed from designation all shares of previously designated Series A Preferred Stock and all such previously issued and authorized shares of Series A Preferred Stock are hereby reclassified as unissued shares of no par value preferred stock.

                       DESIGNATION OF SERIES B CUMULATIVE
                     CONVERTIBLE REDEEMABLE PREFERRED STOCK

     The Corporation hereby amends its designation of Series B Cumulative Convertible Redeemable Preferred Stock (which was originally designated by filing of Articles of Amendment to the Articles of Incorporation (the "Series B Designation") with the Colorado Secretary of State on April 29, 1999) to remove from designation as Series B Cumulative Convertible Redeemable Preferred Stock ("Series B Preferred Stock"), all but 1,954,705 shares (out of 5,000,000 shares originally designated as Series B Preferred Stock). Other than such change to the Series B Designation, such Series B Designation remains unchanged.

A.   Description and Designation of Series B Preferred

     1. Designation and Definitions.

          (a) Designation. One Million Nine Hundred Fifty Four Thousand Seven Hundred and Five (1,954,705) shares of the Corporation's 15,000,000 total authorized shares of no par value preferred stock are hereby designated as Series B Cumulative Convertible Redeemable Preferred Stock (hereinafter referred to as the "Series B Preferred"). The Series B Preferred shall have a stated value (original issue price) of one dollar ($1.00) per share (the "Original Issue Price").

          (b) Certain Definitions. As used herein, the following terms, unless the context otherwise requires, have the following respective meanings:

               (i) "Average Quoted Price" means the average of the closing bid price of the Common Stock of the Corporation as reported by the Nasdaq Bulletin Board, Nasdaq SmallCap Market or Nasdaq National Market or, if the Corporation's Common Stock is no longer traded on a Nasdaq market, such other exchange on which the Corporation's Common Stock is then traded, for the five (5) trading days immediately preceding any holder's Conversion Date, the Mandatory Conversion Date (as defined in Section 5(c) below) or the date of the consummation or closing of a Fundamental Change, as the case may be.

               (ii) "Conversion Date" means each date on which the Corporation receives by telecopy written notice in accordance with Section 5(j) hereof from a holder of Series B Preferred that such holder elects to convert shares of its Series B Preferred.

               (iii) "Fundamental Change" means: (i) any sale, lease, exchange or other transfer of all or substantially all of the assets of the Corporation; or (ii) any merger or consolidation to which the Corporation is a party. Notwithstanding the foregoing, the following shall not be a Fundamental Change:
A merger or consolidation (a) to which the Corporation is a party; (b) in which it is the surviving corporation and there is no resulting reclassification of the outstanding Common Stock; and (c) after giving effect to which, persons who were, immediately before the consummation or closing of such merger or consolidation, holders of outstanding Common Stock will be the direct or indirect owners of securities of the Corporation possessing, on a fully diluted basis, at least seventy-five percent (75%) of the voting power of all voting securities of the Corporation (excluding, for purposes of such computation, any such person who also is a party to such merger or consolidation).

               (iv) "Issue Date" means, with respect to each share of Series B Preferred held by any holder, the date on which the Corporation originally issued such share to such holder (irrespective of any subsequent transfer or other disposition of such share to any other holder).

     2.    Dividends.

          (a) Preferred Dividend - Cash and/or In-Kind. When and as declared by the Board of Directors and to the extent permitted by the Colorado Business Corporation Act, the Corporation shall pay preferential dividends to the holders of the Series B Preferred as provided in this Section 2(a).

               (i) Preferred Dividend. Except as otherwise provided herein, dividends on each share of Series B Preferred shall accrue, cumulatively on a daily basis, at the rate of six percent (6%) per annum of the Original Issue Price, from and including the Issue Date of such share to and including the date on which the Liquidation Value of such share is paid or such share is converted in accordance with the provisions hereof (the "Preferred Dividend"). Such Preferred Dividend will accrue whether or not it has been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for its payment.

               (ii) Semi-Annual Payments. Commencing on September 30, 1999, the Preferred Dividend shall be payable in cash (subject to Section 2(a)(v) below) semi-annually, for the actual number of days elapsed, on each March 31 and September 30, to the holders of record of shares of Series B Preferred as of the tenth (10th) trading day preceding the applicable dividend payment date.

               (iii) No Interest. Accrued but unpaid Preferred Dividends shall not bear interest. Preferred Dividends paid in cash in an amount less than the total amount of such dividends at the time accrued and payable shall be allocated on a share-by-share basis among all shares of Series B Preferred at the time outstanding.

               (iv) Payment Upon Conversion. On the date on which any holder's shares of Series B Preferred are converted into Common Stock pursuant to Section 5 hereof, the accrued Preferred Dividend with respect to the shares so converted shall be paid to such holder. All accrued Preferred Dividends also shall be payable upon the liquidation, dissolution or winding up of the Corporation.

               (v) Payment in Common Stock. The Corporation, at its sole discretion, may pay the Preferred Dividends in cash or in shares of Common Stock at the then fair market value per share of Common Stock as of the date on which the Preferred Dividend is payable. For purposes of this Section 2(a)(v), fair market value shall be the average of the closing bid price of the Common Stock of the Corporation as reported by the Nasdaq SmallCap Market or Nasdaq National Market or, if the Corporation's Common Stock is no longer traded on a Nasdaq market, such other exchange on which the Corporation's Common Stock is then traded, for the five (5) trading days immediately preceding the date on which the Preferred Dividend is payable.

               (vi) Fractional Shares. Notwithstanding anything herein to the contrary, no fractional shares shall be issued pursuant to this Section 2, and the number of shares of Common Stock issued upon the payment of the Preferred Dividend shall be rounded up or down to the nearest whole share, with fractional shares of 0.5 or greater being rounded up.

          (b) Declared Dividends on Common Stock. If the Board of Directors shall declare a cash dividend payable upon the then outstanding shares of Common Stock (other than a stock dividend on the Common Stock distributed solely in the form of additional shares of Common Stock), the holders of the Series B Preferred Stock shall be entitled to the amount of dividends on the Series B Preferred as would be declared payable on the largest number of whole shares of Common Stock into which the shares of Series B Preferred held by each holder thereof could be converted pursuant to the provisions of Section 5 hereof, such number determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend. Such determination of "whole shares" shall be based upon the aggregate number of shares of Series B Preferred held by each holder, and not upon each share of Series B Preferred so held by the holder.

          (c) Dividends on Other Securities. Subject to the foregoing provisions of this Section 2, the Board of Directors may declare and the Corporation may pay or set apart for payment, or cause the accrual of, stated or cumulative dividends and other distributions on the Series A Preferred Stock of the Corporation, or any other series of preferred stock hereafter designated, and may purchase or otherwise redeem any of the same (or any warrants, rights, options or other securities exercisable therefor or convertible or exchangeable there into), and the holders of Series B Preferred shall not be entitled to share therein.

     3.   Liquidation, Dissolution or Winding Up.

          (a) Treatment at Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of its insolvency, before any distribution or payment is made to any holders of Common Stock or any other class or series of capital stock of the Corporation designated to be junior to the Series B Preferred, and subject to the liquidation rights and preferences of any class or series of Preferred Stock designated by the Board of Directors in the future to be senior to or on a parity with the Series B Preferred with respect to liquidation preferences, the holder of each share of Series B Preferred shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus or earnings, an amount equal to the Original Issue Price per share of Series B Preferred held by any holder, plus the Preferred Dividend accruing to such share of Series B Preferred pursuant to Section 2 above (the "Liquidation Value"). For purposes hereof, the Series B Preferred shall rank on liquidation junior to the Series A Preferred Stock.

          If, upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Series B Preferred the full amount to which they otherwise would be entitled, the holders of Series B Preferred shall share ratably in any distribution of available assets pro rata in proportion to the respective liquidation preference amounts which would otherwise be payable upon liquidation with respect to the outstanding shares of the Series B Preferred if all liquidation preference amounts with respect to such shares were paid in full, based upon the aggregate Liquidation Value payable upon all shares of Series B Preferred then outstanding.

          After such payment shall have been made in full to the holders of the Series B Preferred, or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series B Preferred so as to be available for such payment, the remaining assets available for distribution shall be distributed ratably among the holders of the Common Stock and any class or series of capital stock designated to be junior to the Series B Preferred (if any) in right of payment upon any liquidation, dissolution or winding up of the Corporation.

          The amounts set forth above shall be subject to equitable adjustment by the Board of Directors whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Series B Preferred.

          (b) Distributions Other than Cash. Whenever the distributions provided for in this Section shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors. All distributions (including distributions other than cash) made hereunder shall be made pro rata to the holders of Series B Preferred.

          (c) Events Not Deemed a Liquidation. Neither the merger or consolidation of the Corporation into or with any other corporation(s), nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, will be deemed to be a liquidation, dissolution or winding up of the Corporation under this Section 3.

     4.   Voting Power.

          (a) General. The holders of Series B Preferred will not have any voting rights except as set forth below or as otherwise from time to time required by law. To the extent that under Colorado law the vote of the holders of Series B Preferred, voting separately as a class, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Series B Preferred shall constitute the approval of such action by the class. To the extent that under Colorado law the holders of Series B Preferred are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series B Preferred shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated. Holders of Series B Preferred shall be entitled to notice of all shareholders meetings or written consents regardless of whether they would be entitled to vote with respect thereto, which notice would be provided pursuant to the Corporation's by-laws and applicable statutes.

          (b) Amendments to Charter. For so long as there are any shares of Series B Preferred outstanding, the Corporation shall not amend its Articles of Incorporation or this Certificate of Designation without the approval, by vote or written consent, of the holders of at least a majority of the then outstanding shares of Series B Preferred, voting together as a class, each share of Series B Preferred to be entitled to one vote in each instance, if such amendment would adversely affect the rights of the holders of Series B Preferred; provided, that the creation, or increase in the authorized number of shares, of any class or series of stock ranking prior to or on a parity with the Series B Preferred either as to dividends or upon liquidation shall not be deemed to adversely affect the rights of the holders of Series B Preferred for purposes of this Section 4(b).

     5.   Conversion Rights.

          (a) Conversion at the Option of Holders. Beginning the earlier of ninety (90) days after the Issue Date to such holder, or five (5) days after notice by the Securities and Exchange Commission that the Registration Statement (filed with the SEC pursuant to the Registration Rights Agreement, dated the date hereof, between the Company and the holders of the Series B Preferred) may be declared effective, each such holder of Series B Preferred shall have the right, at such holder's option, to convert up to fifty percent (50%) of the shares of Series B Preferred held by such holder into such number of fully paid and nonassessable shares of Common Stock as shall be determined by multiplying the number of shares of Series B Preferred to be converted by a fraction, the numerator of which is the Original Issue Price, and the denominator of which is the applicable Conversion Price (as defined below). Beginning thirty (30) days thereafter, all of the Preferred Stock shall, at the option of the Holder, be convertible.

          (b) Conversion Price. The conversion price per share (the "Conversion Price") shall be equal to Eighty Percent (80%) of the Average Quoted Price.

          (c) Conversion at Option of Corporation. At any time after the close of business on the second (2nd) year anniversary of the date on which the Securities and Exchange Commission declares effective the registration statement registering the shares of Common Stock issuable upon conversion of the Series B Preferred, all of the shares of Series B Preferred shall be convertible, at the option of the Corporation, into such number of fully paid and nonassessable shares of Common Stock as shall be determined by multiplying the number of shares of Series B Preferred outstanding on the Mandatory Conversion Date (as defined below) by a fraction, the numerator of which is the Original Issue Price, and the denominator of which is the applicable Conversion Price.

         The Corporation shall give notice of its exercise of such conversion option to all holders of Series B Preferred no later than five (5) trading days before the date as of which the Corporation has elected to make such conversion effective (such effective date of the conversion, the "Mandatory Conversion Date"). Each holder of Series B Preferred as of the Mandatory Conversion Date shall, promptly after such date, surrender for conversion to the Corporation at its principal office or to any transfer agent for the Series B Preferred or the Common Stock all certificates representing all shares of Series B Preferred held by such holder, accompanied by a written notice specifying the name or names in which such holder wishes the certificate(s) for shares of Common Stock to be issued.

          Effective as of the close of business on the Mandatory Conversion Date, each share of Series B Preferred then outstanding shall be (and be deemed to have been) converted automatically, without any further action by the holders thereof, into shares of Common Stock. Such conversion shall be deemed to have occurred whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent.

          (d) Limitation on Number of Shares. Additionally, notwithstanding anything set forth in this Section 5 to the contrary:

               (i) in no event shall any holder of Series B Preferred, prior to the earlier to occur of the Mandatory Conversion Date or the date of the consummation or closing of a Fundamental Change, be entitled to convert Series B Preferred into shares of Common Stock to the extent that (x) the number of shares of the Corporation's Common Stock beneficially owned by such holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the shares of Series B Preferred held by such holder) plus (y) the number of shares of Common Stock issuable upon such conversion would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the shares of Common Stock then outstanding. For purposes of this Section 5(d), beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D and 13G promulgated thereunder, except as otherwise provided in clause (x) of this Section 5(d). Each holder shall, upon delivering to the Corporation a notice of election to convert shares of Series B Preferred in accordance with Section 5(j) hereof, be required to provide the Corporation with a certification in form and substance reasonably satisfactory to the Corporation, that the conversion of the Series B Preferred being converted will not result in such holder and its affiliates beneficially holding more than 4.99%, determined as heretofore provided, of the outstanding shares of Common Stock on such Conversion Date. If the holder cannot make such certification, the shares of Series B Preferred to be converted shall not be convertible. Notwithstanding the foregoing, upon the Mandatory Conversion Date or upon the consummation or closing of a Fundamental Change, all such shares of Series B Preferred then outstanding shall be converted into Common Stock in accordance with Section 5(c) or 5(h), as applicable.

               (ii) the maximum number of shares which will be issued on conversion of the Series B Preferred and exercise of the Warrants, if any, is 3,472,583 (20% of the outstanding shares) (the "Share Cap") unless and until the shareholders of the Corporation shall have approved the issuance of shares of Common Stock beyond the Cap, if such approval is required by the NASD or NASDAQ, subject to the redemption rights of the holders of the Series B Preferred set forth in Sections 4(i)(x) and (y) of the Securities Purchase Agreement.

          (e) Intentionally Deleted.

          (f) Dividends Other Than Common Stock Dividends. In the event the Corporation shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution (other than a distribution in liquidation or other distribution otherwise provided for herein) with respect to the Common Stock payable in (i) securities of the Corporation other than shares of Common Stock, or (ii) other assets (excluding cash dividends or distributions), then and in each such event provision shall be made so that the holders of the Series B Preferred shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities or such other assets of the Corporation which they would have received had their Series B Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities or such other assets receivable by them during such period, giving application to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Series B Preferred.

          (g) Capital Reorganization or Reclassification. If the Common Stock issuable upon the conversion of the Series B Preferred shall be changed into the same or different number of shares of any class or classes of capital stock, whether by capital reorganization, recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5, or the sale of all or substantially all of the Corporation's capital stock or assets to any other person), then and in each such event the holders of Series B Preferred shall have the right thereafter to convert such shares into the kind and amount of shares of capital stock and other securities and property receivable upon such reorganization, recapitalization, reclassification or other change by the holders of the number of shares of Common Stock into which such shares of Series B Preferred might have been converted immediately prior to such reorganization, recapitalization, reclassification or change, all subject to further adjustment as provided herein.

          (h) Mandatory Conversion - Fundamental Change. If any Fundamental Change shall occur, then each share of Series B Preferred outstanding as of the date of the consummation or closing thereof shall be (and be deemed to have been) converted automatically, without any further action by the holders thereof, into such number of fully paid and nonassessable shares of Common Stock as shall be determined by multiplying the number of shares of Series B Preferred outstanding on the date of such consummation or closing date by a fraction, the numerator of which is the Original Issue Price, and the denominator of which is the applicable Conversion Price. Such conversion shall be deemed to have occurred whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent.

          The Corporation shall give notice of a proposed or anticipated Fundamental Change to all holders of the Series B Preferred not later than ten
(10) trading days before the expected closing or consummation of such Fundamental Change. The Corporation also shall give prompt notice of the closing or consummation of such Fundamental Change to all holders of record of the Series B Preferred as of the date of such closing or consummation. Each holder of Series B Preferred shall thereupon promptly surrender for conversion, to the Corporation at its principal office or to any transfer agent for the Series B Preferred or the Common Stock, all certificates representing all shares of Series B Preferred held by such holder, accompanied by a written notice specifying the name or names in which such holder wishes the certificate(s) for shares of Common Stock to be issued.

               (i) Certificate as to Adjustments; Notice by Corporation. In each case of an adjustment or readjustment of the Original Issue Price, the Corporation at its expense will furnish each holder of Series B Preferred so affected with a certificate prepared by an officer of the Corporation, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

               (j) Exercise of Conversion Privilege. To exercise its conversion privilege, a holder of Series B Preferred shall give written notice by telecopy to the Corporation at its principal office that such holder elects to convert shares of its Series B Preferred and shall thereafter surrender the original certificate(s) representing the shares being converted to the Corporation at its principal office together with an originally executed copy of such notice. Such notice shall also state the name or names (with its address or addresses, as well as the address(es) for delivery) in which the certificate(s) for shares of Common Stock issuable upon such conversion shall be issued. The certificate(s) for the shares of Series B Preferred surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. As promptly as practicable after the Corporation receives the original certificate(s) for the shares of Series B Preferred surrendered for conversion, the proper assignment thereof to the Corporation or in blank and the original notice of conversion (collectively, the "Original Documentation"), but in no event more than three (3) trading days after the Corporation's receipt of the Original Documentation, the Corporation shall issue and deliver to the holder of the shares of Series B Preferred being converted, at the addresses set forth therefor by the holder, such certificate(s) as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series B Preferred in accordance with the provisions of this Section 5. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series B Preferred shall cease and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder(s) of record of the shares of Common Stock represented thereby. If the Corporation fails to issue and deliver to such holder such certificate(s) for shares of Common Stock within three (3) trading days after the Corporation's receipt of the Original Documentation, the Corporation shall pay the liquidated damages set forth in Section 5 of the Stock Purchase Agreement between the Corporation and the purchasers of the Series B Preferred (the "Stock Purchase Agreement"). No issuance of shares in any name other than the original holder shall be effected unless such transfer is in compliance with the transfer restrictions contained in the Stock Purchase Agreement.

               (k) Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series B Preferred. Instead of any fractional shares of Common Stock that would otherwise be issuable upon conversion of Series B Preferred, the number of shares issuable upon conversion shall be rounded up or down to the nearest whole share, with fractional shares of 0.5 or greater being rounded up.

               (l) Partial Conversion. In the event some but not all of the shares of Series B Preferred represented by a certificate(s) surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series B Preferred which were not converted. Such new certificate shall be so delivered on or prior to the date set forth in Section 5(j) for the delivery of certificates for shares of Common Stock.

               (m) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred, 150% of such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred (including any shares of Series B Preferred represented by any warrants, options, subscription or purchase rights for the Series B Preferred), and if at any time the number of authorized but unissued shares of Common Stock shall not be 150% of the number of such shares sufficient to effect the conversion of all then outstanding shares of the Series B Preferred (including any shares of Series B Preferred represented by any warrants, options, subscriptions or purchase rights for the Series B Preferred), then the Corporation shall be deemed to be in breach and default of its obligations hereunder, and in addition to all charges, claims and rights at law or in equity that each holder shall be entitled to, the Corporation shall use all means reasonably available to it, and promptly take any and all actions as may be necessary, to increase its authorized but unissued shares of Common Stock to such number of shares as shall be 150% of the amount sufficient for such purpose.


     6. Redemption and Repurchase Rights. The Corporation shall have no right to redeem and holders of shares of Series B Preferred shall have no right to cause the Corporation to redeem, any or all of the outstanding shares of Series B Preferred, except as follows:

               (a) if a holder of shares of Series B Preferred submits Original Documentation relating to the conversion of shares of Series B Preferred in the manner provided for in Section 5(j) and the number of shares of Common Stock issuable upon such conversion is limited by reason of the Share Cap described in
Section 5(d)(ii), the Corporation shall, on demand of any holder of Series B Preferred, redeem any portion of the Series B Preferred not exercisable as a result of such limitation at a redemption price equal to $1.25 per share plus accrued dividends (the "Share Cap Redemption Price"). The Share Cap Redemption Price shall be payable within five (5) business days after demand for such redemption is made.

               (b) if (i) the Registration Statement is not filed within sixty
(60) days from the Closing Date (as defined in the Registration Rights Agreement) or (b) the Required Effective Date (as defined in the Registration Rights Agreement) is greater than one hundred fifty (150) days after the Closing Date, or (c) the effectiveness of the Registration Statement is not maintained during the Registration Period (as defined in the Registration Rights Agreement) each holder may, at its option, require the Company to redeem the Preferred Shares in full, within three (3) days, in cash, at the Share Cap Redemption Price.

               (c) in the event that the Company does not register the Preferred Stock within 150 days after the Closing Date (as defined in the Registration Rights Agreement), as more particularly described in Section 2 of the Registration Rights Agreement, the Company shall redeem the Preferred Shares at the Share Cap Redemption Price within three (3) business days after it has received demand for such redemption from the holders of the Series B Preferred. In exercising its rights hereunder or pursuant to Section 6(a) above the holders can individually exercise their respective redemption rights without the participation of the other holders.

     7.   Notices of Record Date.  In the event of any:

               (a) taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or any other securities or property, or to receive any other right, or

               (b) capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other Corporation, or any other entity or person, or



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


               (c) voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then and in each such event the Corporation shall telecopy and thereafter mail or cause to be mailed to each holder of Series B Preferred a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be telecopied and thereafter mailed by first class mail, postage prepaid, or by express overnight courier service, at least ten (10) days prior to the date specified in such notice on which such action is to be taken.

     8.   General.

               (a) Replacement of Certificates. Upon the Corporation's receipt, from the holder of any certificate evidencing shares of Series B Preferred, of evidence reasonably satisfactory to the Corporation (an affidavit of such holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of such certificate, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, and in the case of any such mutilation, upon surrender of such certificate, the Corporation (at its expense) shall execute and deliver to such holder, in lieu of such certificate, a new certificate that represents the number of shares represented by, is dated the date of, is issued in the name of the holder of, and is substantially identical in form of, such lost, stolen, destroyed or mutilated certificate.

               (b) Payment of Taxes. The Corporation shall pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed in connection with the issuance or delivery of any shares of Common Stock (or other of the Corporation's securities) that results from (i) the conversion of shares of Series B Preferred pursuant to this Certificate of Designations or
(ii) the application of Section 2(a)(v) hereof. Notwithstanding the foregoing, if the Corporation, pursuant to a notice from a holder of any shares of Series B Preferred, effects the issuance or delivery of any shares of Common Stock (or other of the Corporation's securities) in any name(s) other than such holder's name, then such holder shall deliver to the Corporation with the aforesaid notice (A) all transfer taxes and other governmental charges payable upon the issuance or delivery of securities in such other name(s) or (B) evidence satisfactory to the Corporation that such taxes and charges have been or shall be paid in full.

               (c) Status of Redeemed or Converted Shares. Shares of Series B Preferred that are redeemed, converted or otherwise acquired by the Corporation in any manner (including by purchase or exchange) shall be canceled and upon cancellation (i) shall no longer be deemed to be outstanding, (ii) shall become authorized but unissued shares of preferred stock undesignated as to series and
(iii) may be reissued as part of another series of preferred stock.

                       [End of Certificate of Designation]



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